[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.20

SERVICE PROVIDER:	• PPD Development, LP
SERVICE PROVIDER CONTACT:	• Julia Day
PORTOLA CONTACT:	• Athiwat Hutchaleelaha / Kevin Romanko
EFFECTIVE DATE:	• January 2, 2012

MASTER CONTRACT SERVICES AGREEMENT

FOR PRECLINICAL AND CLINICAL SERVICES

THIS MASTER CONTRACT SERVICES AGREEMENT (together with any Work Orders, the “Agreement”) is made as of January 2, 2012 (the “Effective Date”) by and between Portola Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at 270 East Grand Avenue, Suite 22, South San Francisco, CA 94080 (Tel: 650-246-7300) (“Portola”) and PPD Development, LP, a Texas Limited Partnership, with a principal office at 929 North Front Street, Wilmington, NC 28401 (Tel: 949-293-1016) (“Service Provider”).

1. Background and Agreement Structure. From time to time, Portola may want Service Provider to provide certain preclinical and clinical research services (the “Services”). Service Provider provides preclinical analytical services and clinical research services for the development of pharmaceutical products, and acts as a contract research organization to administer human clinical trials and perform pharmacokinetic data management and statistical services in connection with those trials. Portola is sponsoring human clinical trials (each, a “Study”) of its proprietary compound(s) (each, a “Study Drug”) in accordance with clinical research protocol(s) (each, a “Protocol”). This Agreement contains general terms and conditions under which Portola would engage Service Provider and under which Service Provider would provide Services. Portola and Service Provider must complete and execute a work order, project order or statement of work, (each, a “Work Order”) before any Services are provided. For non-clinical services, each Work Order will include, at a minimum, the information relating to the specific Services outlined in the sample Work Order attached as Appendix A. For clinical services, each Work Order will include, at a minimum, the information relating to the specific Services outlined in the sample Work Order attached as Appendix B. However, neither Portola nor Service Provider is obligated to execute any Work Order. Once executed, a Work Order becomes part of this Agreement, although the terms in a Work Order will govern only Services described in that Work Order. A Work Order may not change any term in this Agreement unless the Work Order clearly and specifically states that it is modifying the Agreement and provides reference to the term of this Agreement that is being modified, however, terms may be modified within a Work Order which will be in effect for that specific Work Order and that Work Order only.

2.	Services.

2.1	Provision of Services. Service Provider agrees to provide all Services identified in any Work Order: (a) promptly, (b) at such times and at such places as described in the applicable Work Order, (c) within the time period specified in the applicable Work Order, and (d) in accordance with the highest prevailing industry standards and practices for the performance of similar services. For each Work Order, Service Provider will designate a “Project Leader” who will be available for frequent communications with Portola regarding the Services provided under that Work Order. For each Work Order, Portola will designate a “Representative” who will be the point of contact for the Project Leader.

2.2

Audits. Provided Portola provides reasonable advance notice to Service Provider [*], with [*], Service Provider will allow, at normal business hours and at mutually agreeable times (a) Portola employees and representatives (representatives may include entities with whom Portola has license agreements or marketing and / or development collaborations to which the Services are related), provided that said representatives who in Service Provider’s discretion, not to be unreasonably withheld, are not competitors of Service Provider (a competitor meaning an entity that is in the primary business of providing services for which Portola has engaged Service Provider), and (b) representatives of regulatory agencies, to review Service Provider’s standard operating procedures and records, including financial records, pertaining to the Services and to inspect the facilities used to render the Services under the applicable Work Order. In addition, the Project Leader and Representative and their designees will participate in meetings to review performance of the Services and to coordinate such Services as necessary. The Representative, or the Representative’s designee, will have access at reasonable times to observe the Services in progress or review any and all records generated as a result of Service Provider’s performance of the Services. Any Representative designee who is not an employee of Portola shall execute a confidentiality agreement with Service Provider prior to any such inspection/audit/review.

2.3	Standard Operating Procedures. Service Provider will, upon request, supply copies to Portola of all standard operating procedures of Service Provider relevant to the Services rendered under a Work Order.

2.4	Regulatory Contacts. Unless otherwise required by applicable law, Portola will be solely responsible for all contacts and communications with any regulatory authorities with respect to matters relating to any of the Services. Service Provider will notify Portola promptly, and in no event later than one (1) day, after Service Provider receives any contact or communication from any regulatory authority directly relating in any way to the Services and will provide Portola with copies of any such communication within one (1) day of receipt of such communication by Service Provider. Service Provider will consult with Portola regarding the response to any inquiry or observation from any regulatory authority relating in any way to the Services and will allow Portola to participate in any further contacts or communications relating to the Services. Service Provider will comply with all reasonable requests and take into consideration all comments by Portola with respect to all contacts and communications with any regulatory authority relating in any way to the Services.

2.5	Subcontracting. Service Provider may subcontract the performance of certain portions of the Services, with Portola’s prior written consent, which consent will not be unreasonably withheld, to an Affiliate (defined below) of Service Provider or to a qualified third party; provided, that (a) Service Provider notifies Portola in writing of the Affiliate or proposed subcontractor and identifies the specific Services to be performed by such Affiliate or subcontractor, (b) such Affiliate or subcontractor performs those Services in a manner consistent with the terms, conditions and obligations of this Agreement, and (c) Service Provider remains liable for the performance of such Affiliate or subcontractor. Notwithstanding the foregoing, Service Provider will not be liable for the performance of any subcontractor that is required to be used by Portola or any couriers, labeling, shipping and manufacturing entities. “Affiliate” means, with respect to each party to this Agreement, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with that party. As used in this Section 2.5, “control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

2.6	Change Orders. If the scope of work under a Work Order changes, then the applicable Work Order may be amended as provided in this Section 2.6. If a required modification to a Work Order is identified by Portola or by Service Provider, the identifying party will notify the other party in writing as soon as reasonably possible. Within fifteen (15) business days of receiving or sending such notice,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Service Provider will provide Portola with a change order containing a description of the required modifications and their effect on the scope, fees and timelines specified in the Work Order, which change order must be substantially in the form of the sample change order attached hereto as Appendix C (each, a “Change Order”). No Change Order will be effective unless and until it has been signed by an authorized representative of each party. If Portola does not approve such Change Order, then the parties will use reasonable efforts to agree on a Change Order that is mutually acceptable. If practicable, Service Provider will continue to provide Services under the existing Work Order during any such negotiations, provided such efforts would facilitate the completion of the work envisioned in the proposed Change Order, but will not commence work in accordance with the Change Order until it is authorized in writing by Portola. Nothing in this Section 2.6 will limit Portola’s right to terminate the affected Work Order or this Agreement under Section 8. For any Change Order that affects the scope of the regulatory obligations that have been transferred to Service Provider, Service Provider and Portola will execute a corresponding amendment to the Transfer of Obligations Form. Portola will file such amendment where appropriate, or as required by applicable law or regulation.

2.7	Portola Cooperation. Portola will cooperate with Service Provider in providing information to Service Provider, taking action and executing documents, as appropriate, to achieve the objectives of this Agreement. Portola acknowledges and agrees that Service Provider’s performance under this Agreement is dependent on Portola’s timely and effective cooperation with Service Provider. Accordingly, Portola acknowledges that any delay by Portola may result in Service Provider being released from an obligation or schedule deadline or in Portola having to pay extra fees in order for Service Provider to meet a specific obligation or deadline despite the delay. Portola shall comply with all applicable laws, rules and regulations governing the performance of its obligations hereunder and the subject matter of this Agreement, including without limitation, the Deliverables (as defined below).

2.8	Data Verification and Reports. Unless otherwise provided in the applicable Work Order, a copy of all raw data, databases and analytical reports of the data resulting from the Services will be provided to Portola in a format mutually agreed upon by Portola and Service Provider, compatible with relevant existing databases of Portola and consistent with the Work Order. Service Provider will verify the accuracy of the data contained in all databases and/or reports provided by it against the raw data and will attach a signed statement attesting to such verification to each database and/or report provided to Portola.

2.9	Transfer or Delegation of Obligations. Service Provider will be responsible for the obligations of a sponsor of a clinical study transferred or delegated by Portola to Service Provider in Service Provider’s role as the designated contract research organization and as described in a document titled “The Transfer of Obligations of Client Under 21 CFR Subpart D,” (or other applicable document) which will be included in a Work Order where appropriate. Any transfer of obligations will be construed as a transfer of those obligations described therein in accordance with 21 United States Code of Federal Regulations §312.52 or other applicable regulation.

2.10	Key Service Provider Personnel. For Services which involve administration and/or monitoring of a Study on behalf of Portola, Service Provider guarantees that the key Service Provider Personnel (the “Key Service Provider Personnel”) identified and mutually agreed upon in a particular Work Order will remain assigned to the Study covered by such Work Order as long as the individuals remain employed by Service Provider, unless (a) an individual identified as Key Service Provider Personnel is unavailable for reasons of disability, death, maternity or paternity leave, leave of absence, demotion, illness, promotion or other reasons not reasonably within Service Provider’s control, or (b) Portola requests, or has requested in connection with an earlier Study, the replacement of any such Key Service Provider Personnel who are not performing to Portola’s standards. Service Provider will work with Portola in periodically reviewing the performance of the Key Service Provider Personnel and will seek to remedy any underperformance. Service Provider will work with Portola to promptly select a replacement should any Key Service Provider Personnel resign or become otherwise unavailable as

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

specified above or should Portola request the replacement of such Key Service Provider Personnel, and Portola will have the right to approve the replacement, which approval will not be unreasonably withheld. If a change of a Key Service Provider Personnel becomes necessary due to a Key Service Provider Personnel’s unavailability or his or her inability to perform or meet commercially reasonable standards of performance, the replacement personnel will be adequately trained by Service Provider on the applicable protocol, at Service Provider’s expense, in advance of the replacement, and Service Provider will bear all reasonable costs, including without limitation costs due to delays caused by the replacement. If a change of a Key Service Provider Personnel is requested by Portola and is not for any of the reasons described in the previous sentence, Portola shall be responsible for Service Provider’s reasonable costs for training replacement personnel on the applicable Protocol and the parties will mutually agree on a timeline for such replacement. Service Provider shall not be responsible for any delays in meeting Study timelines to the extent such delays are solely the result of a change in Key Service Provider Personnel requested by Portola in accordance with the foregoing sentence.

2.11	Personnel Retention. If, after Service Provider is authorized to commence Services under a Work Order, such Services are delayed at the request of Portola for more than [*] and such request for delay is based solely on or results solely from causes which are beyond the control of Service Provider, Service Provider will use commercially reasonable efforts to re-allocate the personnel resources assigned to the Services during the delay to minimize Portola’s costs of delay. If, however, Portola desires for Service Provider to keep Key Service Provider Personnel assigned to such Services during such delay period, Portola agrees that for the duration of the delay Portola will pay a fee calculated on an FTE-day basis for each such Key Service Provider Personnel it wishes to remain assigned to the Services. Said personnel fees shall be invoiced by Service Provider on a monthly basis, and shall be due and payable by Portola within [*] of its receipt of invoice.

2.12	Serious Adverse Event and Medical Management Plan. Notwithstanding anything to the contrary herein, in the event Service Provider and Portola agree upon a serious adverse event and medical management plan relating to a specific Study (“SMMP”), the parties shall comply with the terms and conditions of any such SMMP. In the event of any conflict between the terms and conditions of the SMMP and the relevant Work Order, the terms and conditions of the SMMP shall control. Sponsor shall be responsible for any additional costs associated with compliance with the SMMP.

2.13	MedDRA and WHODrug Dictonary License. The parties acknowledge that MedDRA and Uppsala Monitoring Centre product licenses are required by all parties who wish to distribute or receive MedDRA or WHODrug dictionary terminology. Each party represents and warrants that it possesses a current MedDRA and/or Uppsala Monitoring Centre product license. In the event Portola requests that Service Provider perform services which require Service Provider to distribute MedDRA terminology or WHODrug dictionary to third parties, Portola shall be responsible for ensuring that all such third parties possess the necessary MedDRA and/or Uppsala Monitoring Centre product licenses.

2.14	Patient Enrollment. Enrollment numbers are good faith estimates and Service Provider shall exercise all reasonable diligence to meet such enrollment estimates.

2.15	Final Protocol. Unless otherwise agreed to in writing by both parties, the parties agree that Portola shall be solely responsible for the final review, approval and adoption of the Protocol and Service Provider shall not be liable for such Protocol. For clarity, Service Provider shall make commercially reasonable efforts to notify Portola of any errors or inaccuracies of which it becomes aware.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.	Representations and Warranties by Service Provider. Service Provider makes the following representations and warranties, and agrees to notify Portola in writing promptly upon any future breach of these representations and warranties:

3.1	Organization of Service Provider. Service Provider is and will remain a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2	Enforceability of this Agreement. The execution and delivery of this Agreement has been authorized by all requisite action. This Agreement is and will remain a valid and binding obligation of Service Provider, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

3.3	Absence of Other Contractual Restrictions. Service Provider is under no contractual or other obligation or restriction that is inconsistent with Service Provider’s execution or performance of this Agreement. Service Provider will not enter into any agreement, either written or oral, that would conflict with Service Provider’s responsibilities under this Agreement.

3.4	Qualifications of Service Provider Personnel. Service Provider has, and will, engage employees and approved subcontractors and/or consultants (the “Service Provider Personnel”) with the proper skill, training and experience to perform the Services. Service Provider will be solely responsible for paying Service Provider Personnel and providing any employee or other benefits that they are owed. Before providing Services, all Service Provider Personnel must abide by or agree to (a) confidentiality obligations consistent with the terms of this Agreement, and (b) assign or otherwise effectively vest in Service Provider any and all rights that such personnel might otherwise have in the results of their work.

3.5	Legal Compliance. Service Provider will comply, in all material respects, with all federal and state laws, regulations and orders applicable to its operations, as well as any other guidelines set forth in the applicable Work Order.

3.6	Conflicts with Rights of Third Parties. To the best of Service Provider’s knowledge, the provision of Services under this Agreement will not violate any patent, trade secret or other proprietary or intellectual property right of any third party.

3.7	Absence of Debarment. None of Service Provider, its officers, Service Provider Personnel or any other person used by Service Provider to perform Services has been (a) debarred, convicted, or is subject to a pending debarment or conviction under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a), (b) named on any of the Food and Drug Administration’s or any successor entity’s (“FDA”) clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List), (c) otherwise listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (d) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Service Provider agrees to inform Portola in writing promptly if Service Provider or any person who is performing Services is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Service Provider’s knowledge, is threatened.

4.	Compensation.

4.1	Payment. Portola shall pay Service Provider for all Services performed under a Work Order (“Direct Fees”) in accordance with the rates for such Services set forth in such Work Order. Portola shall also reimburse Service Provider for all out-of-pocket expenses described in the Work Order or otherwise approved by Portola incurred in connection with the performance of the Services with respect to a Study, including, without limitation, investigator grants and fees, travel expenses, shipping and postage costs, copying and printing fees, copyright fees, third party drug storage and distribution fees,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

required Institutional Review Board or similar board or committee fees, and other “pass through” expenses reasonably expected to be incurred in connection with performing the Services (collectively, the “Pass Through Costs”). Except as otherwise expressly provided in a Work Order, Service Provider shall submit to Portola for each Project a monthly invoice describing the Services performed on such Project, the Direct Fees due for such Services and all Pass Through Costs paid by Service Provider over the past month. Invoices will contain such detail, and will be accompanied by such supporting documentation, as Portola may reasonably require and will be payable in U.S. Dollars. All undisputed payments will be made by Portola within [*] of its receipt of such an invoice. Portola and Service Provider will attempt in good faith to resolve any disputed invoice amounts and Portola shall pay any amounts due within [*] of resolution. Service Provider will retain complete and accurate financial records related to all Services performed. Such records will be subject to Portola’s rights under Section 2.2. Service Provider shall have no obligation to pay subcontractor costs or investigator grant payments to any subcontractor or investigator site (the “Site”) for conduct of services related to a Project until Service Provider has received payment of such Pass Through Costs from Portola.

4.2	Payments. Unless otherwise set forth in a Work Order, all payments to Service Provider under this Agreement or any Work Order shall be made as follows:

If made by check, payment mailed to:	PPD Development, LP
12937 Collections Center Drive
Chicago, Illinois 60693
Tax ID# [*]

If made by wire transfer, payment wired to:	Bank of America
Acct: [*]
ABA: [*]
Acct Name: PPD Development, LP

Any changes to the payee information set forth above requires a writing signed by Service Provider’s treasurer or chief financial officer.

4.3	Foreign Currency Management. If Direct Fees, Pass Through Costs, or investigator payments are to be incurred in any currency other than United States Dollars, the Services shall be invoiced and paid in accordance with the principles set forth in Appendix D of this Agreement, Foreign Currency Management.

5.	Proprietary Rights.

5.1	Materials. All biological, chemical and other materials controlled by Portola and furnished to Service Provider by or on behalf of Portola (collectively, the “Materials”) and all associated intellectual property rights will remain the exclusive property of Portola. Service Provider will use Materials only as necessary to perform the Services and will treat them in accordance with the requirements of this Section 5.1. Service Provider agrees that it will not use or evaluate Materials or any portions thereof for any other purpose except as directed or permitted in writing by Portola. Without Portola’s prior express written consent, Service Provider agrees that it will not analyze Materials, or transfer or make Materials available to third parties.

5.2	Deliverables. Service Provider assigns and agrees to assign to Portola all rights in the United States and throughout the world to inventions, discoveries, improvements, ideas, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising or resulting from performance of the Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Deliverables”). For purposes of the copyright

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

laws of the United States, Deliverables will constitute “works made for hire,” except to the extent such Deliverables cannot by law be “works made for hire.” Portola will have the right to use Deliverables for any and all purposes. During and for a reasonable period after the term of this Agreement, Service Provider will, and will cause its Affiliates and Service Provider Personnel to, reasonably cooperate in obtaining patent and other proprietary protection for any patentable Deliverables, all in the name of Portola and at Portola’s cost and expense. Such cooperation will include, without limitation, executing and delivering all requested applications, assignments and other documents, and taking such other measures as Portola may reasonably request in order to perfect and enforce Portola’s rights in the Deliverables. Notwithstanding the foregoing, Service Provider possesses and will retain full ownership rights in and to all inventions, processes, technology, know-how, trade secrets, improvements, other intellectual property and assets, including, without limitation, those related to business or product plans or proposals, marketing strategies, standard operating procedures, data, composition of matter, research, experimental results, personnel data, financial information and conditions, pricing information, customer information, supplier/vendor information, raw materials, data collection and data management processes, laboratory analyses, analytical, biotechnology and clinical methods, procedures and techniques, computer technical expertise and software (including code), templates, programs and other materials developed or obtained or licensed from third parties by Service Provider and its Affiliates prior to or independent of the performance of its obligations under this Agreement, including all improvements and enhancements thereto made by Service Provider or its Affiliates that do not incorporate or reference any Confidential Information of Portola (“Service Provider Property”), regardless of whether such Service Provider Property is used in connection with Service Provider’s performance of the Services. Provided that in no event shall Service Provider Property be disclosed or assigned by Portola to a competitor of Service Provider as defined in Section 2.2, except where (i) Service Provider integrates Service Provider Property as part of the Deliverable, (ii) is required for the further commercialization of Portola’s property, e.g., it cannot be removed or protected, and (iii) proper safeguards from the competitor regarding future non-use are in place, except for purposes of the follow-on service, Service Provider hereby grants to Portola a perpetual, non-exclusive, fully paid-up, assignable, worldwide license to use Service Provider Property, [*] of Service Provider, that is incorporated into or is otherwise required to use the Deliverables, solely to the extent necessary for Portola’s or Portola’s assignee’s reasonable use of the Deliverables or as necessary to obtain the benefit of the Deliverables and Services provided by Service Provider.

5.3	Work at Third Party Facilities. Service Provider will not use any third party facilities, materials or intellectual property in performing the Services without Portola’s prior written consent.

5.4	Records; Records Storage. Service Provider will maintain all materials (including, but not limited to, Materials) and all data and documentation obtained or generated by Service Provider in the course of preparing for or providing Services hereunder, including all computerized records and files (collectively, the “Records”) in a secure area reasonably protected from fire, theft and destruction. For purposes of the copyright laws of the United States, these Records will be “works made for hire” and will remain the exclusive property of Portola.

5.5	Record Retention. All Records will be retained by Service Provider for a period of [*], or such longer period as required under applicable law or regulation (“Record Retention Period”). At the end of the Record Retention Period, such Records will, at Portola’s option, be (i) delivered to Portola [*] to its offices identified herein in such form as is then currently in the possession of Service Provider, (ii) disposed of [*], as directed by written request of Portola, unless the Records are otherwise required to be stored or maintained by Service Provider under applicable law. If Service Provider is required or requested to maintain and/or store the Records for a period beyond [*] after the termination or expiration of the Services, Portola shall reimburse Service Provider for its maintenance and storage costs. In no event shall Service Provider dispose of Records without first giving Portola sixty (60) days prior written notice of its intent to dispose of the Records. Service Provider may retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to Service Provider’s obligations of confidentiality under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.	Confidential Information.

6.1	Definition. “Portola Confidential Information” means all scientific, technical, financial or business information or materials owned, possessed or used by Portola, that is learned of by Service Provider or developed by Service Provider in connection with the Services, whether or not labeled “Confidential”, including but not limited to (a) Materials, Deliverables, scientific and medical data, investigator brochures, and protocols, (b) development and marketing plans, regulatory and business strategies, financial information, and forecasts of Portola, and (c) all information of third parties that Portola has an obligation to keep confidential.

6.2	Definition. “Service Provider Confidential Information” means all information obtained from Service Provider or any of Service Provider’s Affiliates, including, without limitation, any Service Provider bids or proposals, standard operating procedures, personnel information, all Service Provider Property (as defined above) and any revisions, improvements or enhancements thereto. In addition, any affiliate of Portola receiving information from Service Provider or Service Provider Affiliate shall be bound by these confidentiality obligations. Further, any information disclosed, obtained, or observed by Portola during an audit of Service Provider or an Affiliate of Service Provider, or the facilities of either, with the exception of Portola Confidential Information, shall be treated as confidential by Portola in accordance with the terms contained herein.

6.3	Obligations of Confidentiality. During the term of this Agreement and for a period of [*] thereafter, except as otherwise expressly provided in this Agreement, neither party shall directly or indirectly, publish, disseminate or otherwise disclose, or deliver or make available to any third party, or use any Confidential Information, of the other party other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of said party. Each party will exercise all reasonable precautions to protect the integrity and confidentiality of the other party’s Confidential Information. Each party may disseminate or permit access to the other party’s Confidential Information only to those who have a need to know such Confidential Information in the course of the performance of their duties under this Agreement and who are bound to obligations of confidentiality and non-use of the Confidential Information that are at least as restrictive as those set forth in this Agreement.

6.4	Exceptions. Neither party will have obligations of non-disclosure and non-use with respect to any portion of the Confidential Information of the other party which:

(a)	is or later becomes generally available to the public by use, publication or the like, through no fault of the receiving party;

(b)	is obtained from a third party who had the legal right to disclose such Confidential Information to the receiving party without obligation of confidentiality;

(c)	is in the receiving party’s prior possession without obligation of confidentiality, as evidenced by Service Provider’s written records; or

(d)	is independently developed by the receiving party without the use or or reliance upon the Confidential Information of the other party.

6.5	Disclosure Required by Law. In the event that a party is required by order of a court or other government entity having jurisdiction to disclose any Confidential Information of the other party, said party will give the other party prompt notice thereof so that the disclosing party may seek an

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

appropriate protective order. The receiving party will reasonably cooperate with the disclosing party in its efforts to seek such a protective order. In the event that disclosure is required, the receiving party shall disclose only that portion of such Confidential Information that it is legally required to disclose.

6.6	Return of Information. Upon termination or expiration of this Agreement or at the disclosing party’s earlier written request, the receiving party shall return, and shall cause its agents to return, all documentary, electronic or other tangible forms of Confidential Information provided by the disclosing party including, without limitation, any and all copies thereof, or, at the disclosing party’s request, destroy all or such parts of the disclosing party’s Confidential Information as the disclosing party shall direct. Notwithstanding the foregoing, the receiving party may retain copies of such of the disclosing party’s Confidential Information as is reasonably necessary for regulatory and business archival purposes, subject to the ongoing obligation to maintain the confidentiality of such information.

7.	Data Privacy.

7.1	Definitions. For the purpose of this Section 7, ‘Personal Data’, ‘Process/Processing’, ‘Data Controller’, ‘Data Processor’ and ‘Data Subject’ shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (“Directive 95/46/EC”) as implemented in the law of any EU Member State which is applicable to the provision of the Services or as defined in the law of any other country which is applicable to the provision of the Services (including, as applicable, the Health Insurance Portability and Accountability Act of 1996 (HIPAA) Privacy and Security Rules, 45 C.F.R. Partis 160-164, and the Health Information Technology for Economic and Clinical Health Act (HITECH), P.L. No. 111-005, Part I, Title XIII, Subpart D, 13401-13409, and state privacy laws) (collectively referred to as the “Applicable Data Privacy Laws”).

7.2	Compliance. Each party warrants to the other that it will Process the Personal Data in compliance with all Applicable Data Privacy Laws.

7.3	Data Processing. Portola and Service Provider acknowledge that Portola is the Data Controller and Service Provider is the Data Processor with respect to the Processing of Personal Data relating to the Services provided under this Agreement. In the event that the Services are performed by any Service Provider Affiliate then such Service Provider Affiliate shall be a sub-Processor. Service Provider shall Process the Personal Data only in accordance with instructions from Portola or as may be required or permitted by law. (The instructions may be specific instructions or instructions of a general nature as set out in this Agreement, a Project Addendum, Protocol, SOP or SMMP or as otherwise notified by Portola to Service Provider during the Term).

7.4	Representative. If Portola wishes to appoint Service Provider as representative to comply with Applicable Data Privacy Law in any EU Member State pursuant to Article 4 of Directive 95/46/EC and Service Provider is willing to provide such services to Portola, Portola and Service Provider shall enter into a mutually acceptable agreement for such representative purposes. Unless and until such an agreement is entered into, Service Provider shall not be deemed to be a representative under any Applicable Data Privacy Law.

7.5	Security. Service Provider shall implement appropriate technical and organisational measures to protect the Personal Data as required by ICH-GCP and Applicable Data Privacy Laws.

7.6	Data Privacy Requests. Service Provider shall promptly notify Portola in writing if it receives any communication with regard to data privacy relating to the Services from a Data Subject, a privacy

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

authority or other regulatory authority, and provide Portola with cooperation and assistance in relation to any such communication. Service Provider shall be entitled to charge Portola for such assistance, at its usual hourly rate, unless the communication relates to a breach or violation by Service Provider or a Service Provider Affiliate of its obligations under this Section 7. However, Service Provider and Portola recognize that any fees charged to the requesting party must comply with Applicable Data Privacy Laws.

7.7	Security Breaches. If Service Provider becomes aware of any breach of an Applicable Data Privacy Law relating to the Services, then it shall promptly notify Portola and, if requested, assist Portola in meeting any obligations under Applicable Data Privacy Law to notify Data Subjects, regulatory authorities or other required parties. Service Provider shall be entitled to charge Portola for such assistance, at its usual hourly rate, unless Service Provider or a Service Provider Affiliate was solely responsible for such breach.

7.8	Data Transfers. Service Provider shall only Process or otherwise transfer Personal Data outside the European Economic Area (member states of the European Union plus, Norway, Iceland & Liechtenstein) as set out in this Agreement, any Work Order, Protocol, SOP or SMMP or with the prior consent of Portola.

8.	Indemnification, Insurance and Liability.

8.1	Indemnification by Service Provider. Service Provider agrees to indemnify Portola and its directors, officers, and employees (collectively, the “Portola Indemnitees”) from and against any and all liability, loss, damage, cost, and expense, including reasonable attorneys’ fees and costs (collectively, “Losses”) they may suffer in connection with any claim or lawsuit brought by a third party arising from a Service Provider Indemnitee’s (defined below) or Service Provider’s approved subcontractors’ (a) negligence or willful misconduct, or (b) material breach of this Agreement. Notwithstanding the foregoing, Service Provider’s obligation to indemnify the Portola Indemnitees will be proportionally reduced to the extent that such Losses fall within Portola’s indemnification obligations under Section 8.2 below.

8.2	Indemnification by Portola. Portola agrees to indemnify Service Provider and its directors, officers, and employees (collectively, the “Service Provider Indemnitees”) from and against any and all Losses they may suffer in connection with any claim or lawsuit brought by a third party arising from (a) personal injury, or death of a Study subject caused by (i) any Study Drug or other materials supplied by Portola or anyone acting on Portola’s behalf that is dispensed in strict accordance with the relevant Protocol and Portola’s written instructions, (ii) any non-standard of care procedure required by the Protocol, (b) any deviations from the applicable Protocol necessary to preserve the health, safety and welfare of the Study subjects that meets all applicable standards of care, (c) any claims for patent infringement related to a Study Drug, compound or other materials supplied by Portola, or anyone acting on Portola’s behalf, to Service Provider in connection with a Study, provided Service Provider Indemnitee has acted in strict compliance with the relevant Protocol and Portola’s instructions, (d) after regulatory approval of a Study Drug that was the subject of the Services, personal injury or death caused by such Study Drug, or (e) a Portola Indemnitees’ use of the Deliverables, negligence, willful misconduct, or material breach of this Agreement. Notwithstanding the foregoing, Portola’s obligation to indemnify the Service Provider Indemnitees will be proportionally reduced to the extent that such Losses fall within Service Provider’s indemnification obligations under Section 8.1 above.

8.3	Indemnification Procedures. Each party agrees to notify the other party within fifteen (15) days of receipt of any claims made for which the other party might be liable under Section 8.1 or 8.2, as the case may be. The indemnifying party will have the right, but not the obligation, to defend, negotiate, and settle such claims. The indemnified party will be entitled to participate in the

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

defense of such matter and to employ counsel at its expense to assist therein; provided, however, that if the indemnifying party elects to defend the indemnified party, the indemnifying party will have final decision-making authority regarding all aspects of the defense of any claim. The party seeking indemnification will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party. Neither party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent. If a settlement contains an absolute waiver of liability for the indemnified party, and each party has acted in compliance with the requirements of this Section 8.3, then the indemnified party’s consent will be deemed given. Notwithstanding the foregoing, neither party will agree to settle any claim on such terms or conditions as would impair the other party’s ability or right to research, develop, manufacture, market, sell or otherwise use the Study Drug, or as would impair a party’s ability, right or obligation to perform its obligations under this Agreement.

8.4	Insurance. Portola and Service Provider will each undertake to purchase and maintain insurance of such types and amounts reasonably adequate to cover any liabilities arising out of its obligations hereunder. Portola further undertakes to purchase and maintain insurance of such types and amounts reasonably adequate (including but not limited to that required by law) to cover any liabilities arising in relation to all clinical trials contracted to Service Provider pursuant to this Agreement.

Portola and Service Provider will each undertake, upon request by the other party, to provide the other party a certificate (or certificates) of insurance setting forth the liability limits, exclusions and deductibles of the insurance such party is required to carry pursuant to this Agreement.

8.5	Liability.

(a)	For Failure to Perform. In the event that the Services provided hereunder (or any portion thereof) do not meet the specifications or other performance criteria agreed to by Service Provider and Portola in a Work Order, then Service Provider will, at Portola’s first option, promptly (i) re-perform such Services at Service Provider’s cost, or (ii) refund to Portola all amounts paid by Portola to Service Provider in connection with such Services.

(b)	Limitation. NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, HOWEVER CAUSED, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT AS A RESULT OF A BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN SECTION 6. NOTHING IN THIS SECTION 8.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY. TO THE FULLEST EXTENT PERMITTED BY LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY WORK ORDER, THE TOTAL LIABILITY, IN THE AGGREGATE, OF [*] AND ITS AGENTS, AND ANY OF THEM, TO [*] AND ANYONE CLAIMING BY OR THROUGH [*], FOR ANY AND ALL CLAIMS, LOSSES, COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS AND EXPERT-WITNESS FEES AND COSTS OF ANY NATURE WHATSOEVER OR CLAIMS EXPENSES RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY WORK ORDER FROM ANY CAUSE OR CAUSES SHALL NOT EXCEED [*] OR [*] THE [*] OR [*], WHICH IS OR ARE [*]. IT IS INTENDED THAT THIS LIMITATION APPLY TO ANY AND ALL LIABILITY OR CAUSE OF ACTION HOWEVER ALLEGED OR ARISING EXCEPT FOR THE PARTIES’ INDEMNITY OBLIGATIONS UNDER SECTIONS 8.1 AND 8.2.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.6	Each party agrees that its obligations hereunder are necessary and reasonable in order to protect the other party and the other party’s business, and expressly agrees that monetary damages would be inadequate to compensate the other party for any breach of the terms of this Agreement. Accordingly, each party agrees and acknowledges that any such violation or threatened violation may cause irreparable injury to the other party, and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or a Work Order or the continuation of any such breach, without the necessity of proving actual damages.

9.	Expiration and Termination.

9.1	Expiration. This Agreement will expire on the later of (a) three (3) years from the Effective Date or (b) the completion of all Services under the last Work Order executed by the parties prior to the second anniversary of the Effective Date. This Agreement may be extended by mutual agreement of the parties or earlier terminated in accordance with Sections 9.2 or 9.3 below.

9.2	Termination by Portola. Portola may immediately terminate this Agreement at any time upon written notice to Service Provider in the event of a material breach of this Agreement or any Work Order by Service Provider which cannot be cured (e.g., a breach of the confidentiality obligations). Further, Portola may terminate this Agreement or any Work Order at any time upon thirty (30) days prior written notice to Service Provider.

9.3	Termination by Service Provider. Service Provider may immediately terminate this Agreement at any time upon written notice to Portola in the event of a material breach of this Agreement or any Work Order by Portola which cannot be cured (e.g., a breach of the confidentiality obligations). Further, Service Provider may terminate this Agreement or any Work Order upon thirty (30) days prior written notice to Portola if Portola breaches this Agreement or any Work Order and fails to cure the breach during the relevant notice period.

9.4	Insolvency. Either party hereto may terminate this Agreement immediately upon the occurrence of an “Insolvency Event” with respect to the other party. For purposes of this Agreement, “Insolvency Event” shall mean (1) a party or any of its subsidiaries commences a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any action to authorize any of the foregoing; (2) an involuntary case or other proceeding shall be commenced against a party or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of [*]; or (3) an order for relief shall be entered against a party or any of its subsidiaries under the federal bankruptcy laws now or hereafter in effect.

9.5	Effect of Termination or Expiration. Upon termination or expiration of this Agreement, neither Service Provider nor Portola will have any further obligations under this Agreement, or in the case of termination or expiration of a Work Order, under that Work Order, except that:

(a)	Service Provider will terminate all Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Portola, unless Portola specifies in the notice of termination that Services in progress should be completed;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)	Service Provider will deliver to Portola or, at Portola’s option, dispose of, any Materials in its possession or control and all Deliverables developed through termination or expiration;

(c)	Portola will pay Service Provider any monies due and owing Service Provider, up to the time of termination or expiration, for Services performed in accordance with an applicable Work Order and all authorized expenses and irrevocable, non-mitigable, and noncancelable commitments actually incurred (as specified in the applicable Work Order);

(d)	Service Provider will refund any monies paid in advance by Portola for Services not rendered within [*] after the termination date of the Work Order or this Agreement, whichever is applicable;

(e)	Each party will promptly return to the other all copies of all Confidential Information of the other party in its possession or control that relate to this Agreement or, if this entire Agreement has not expired or been terminated, under any Work Order which has been terminated or has expired, except for one (1) copy which each party may retain solely to monitor its surviving obligations of confidentiality; and

(f)	The terms, conditions and obligations under Sections 2.2, 2.4, 4, 5, 6, 8, 9.5, 10.2, 10.3, 10.4, 10.7, 10.8, 10.9, and 10.15 will survive any such termination or expiration.

10.	Miscellaneous.

10.1	Independent Contractor. All Services will be rendered by Service Provider as an independent contractor and this Agreement does not create an employment relationship, partnership or joint venture between Portola and Service Provider. Neither party will in any way represent itself to be a partner or joint venturer of or with the other party.

10.2	Use of Names. Neither party has the right to use the other party’s name, symbol, trade name or the names of the other party’s employees in any advertising, sales promotional material or press release without prior written permission of the other party, in each instance, except to the extent such disclosure is reasonably necessary for (a) regulatory filings, including filings with the U.S. Securities Exchange Commission or FDA, (b) prosecuting or defending litigation, and (c) complying with (i) applicable governmental regulations and legal requirements and (ii) the requirements of any stock exchange or stock listing entity.

10.3	Notices. All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth in this Agreement or at such other address as the recipient may specify in writing under this procedure. Notices to Portola will be marked “Attention: Mardi Dier, Chief Financial Officer”. Notices to Service Provider will be marked “Attention: General Counsel”. Notices will be deemed to have been given (a) three (3) business days after deposit in the mail with proper postage for first class registered or certified mail prepaid, or (b) one (1) business day after sending by nationally recognized overnight delivery service

10.4	Assignment. This Agreement may not be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party; provided, however, that (i) a party hereto may assign this Agreement or a Work Order hereunder to a successor-in-interest to the party’s business and (ii) Service Provider may assign this Agreement or a Work Order or subcontract all or part of the Services to be performed hereunder to Service Provider Affiliates, provided Service Provider remains liable for performance of the Services. In the event the Services shall be performed by a Service Provider Affiliate, such Service Provider Affiliate may be the contracting party to any Project Addendum for the Services.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.5	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between Portola and Service Provider with regard to such subject matter, including without limitation a Mutual Confidentiality Agreement dated April 30, 2010 and a Letter of Intent dated January 13, 2012 (the “LOI”). Upon execution of this Agreement, Services (as defined in the LOI) performed under the LOI shall be subject to the terms of this Agreement. In the event of any conflict, discrepancy, or inconsistency between the terms set forth in the body of this Agreement, any Work Order or any purchase order issued under this Agreement, the terms of the body of this Agreement will control unless specifically stated otherwise in a Work Order. Further, the terms of a Work Order will control over the terms of any purchase order issued by Portola for the Services under that Work Order.

10.6	No Modification. This Agreement may be changed only by a writing signed by an authorized representative of each party.

10.7	Severability; Reformation. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this Agreement in such jurisdiction, or the terms of this Agreement in any other jurisdiction. The parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the parties.

10.8	Governing Law. This Agreement will be construed and interpreted and its performance governed by the laws of the State of New York, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. The parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods, and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol adopted in Vienna on April 11, 1980.

10.9	Waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement. Any such waiver must be evidenced by an instrument in writing executed by an officer authorized to execute waivers.

10.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A facsimile or scanned copy of this Agreement that includes a party’s signature will be deemed an original.

10.11	Headings. This Agreement contains headings only for convenience and such headings should not be used in the construction of this Agreement.

10.12	Force Majeure. If either party shall be delayed, hindered, or prevented from the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather, or other cause beyond such party’s reasonable control (each, a “Disability”), then performance of such act shall be excused for the length of time necessary to cure such Disability and resume performance. A party shall not be liable for any delays resulting from a Disability, and any affected timelines shall be extended for a period at least equal to that of the Disability. The party incurring the Disability shall provide notice to the other of the commencement and termination of the Disability.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.13	Construction. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.

10.14	Representative. With regard to any Project conducted under this Agreement, Portola represents and warrants that it shall not name any Service Provider employee or other Service Provider representative on Line 15 of Form FDA 1571 or as the Senior Medical Officer in Canada on Line 87 of Form HC/SC 3011 or in any similar capacity for clinical trials conducted in other countries without Service Provider’s written consent. Portola acknowledges and understands that if Portola desires Service Provider to be responsible for review and evaluation of information relevant to the safety of the drug, Portola will have to enter into a separate contract with Service Provider for the provision of these services.

10.15	Covenant Not to Interfere. Neither party will hire for employment any employee of the other party involved in providing or receiving Services under a Work Order while the employee is still employed by the other party during the active term of the Work Order.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PORTOLA PHARMACEUTICALS, INC.		PPD DEVELOPMENT, LP
By: PPD GP, LLC
Its: General Partner

By:	/s/ Mardi C. Dier	By:	/s/ William J. Sharbaugh

Print Name:	Mardi C. Dier	Print Name:	William J. Sharbaugh

Title:	Chief Financial Officer	Title:	Chief Operating Officer

Date:	February 1, 2012	Date:	2 February 2012

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SERVICE PROVIDER:	• [*]
PORTOLA CONTACT:	• [*]
MCSA EFFECTIVE DATE:	• [*]
PORTOLA PROJECT / TASK CODE:	• [*]

APPENDIX A

SAMPLE WORK ORDER NO.

THIS WORK ORDER NO.     (the “Work Order”) is by and between Portola Pharmaceuticals, Inc. (“Portola”) and [*] (the “Service Provider”), and upon execution will be incorporated into the Master Contract Services Agreement between Portola and Service Provider dated [*] (the “Agreement”). Capitalized terms in this Work Order will have the same meaning as set forth in the Agreement. Portola hereby engages Service Provider to provide Services, as follows:

1.	Services. Service Provider will render to Portola the following Services:

Describe specific Service to be provided including all Deliverables (or attach work proposal); if applicable, specify GLP.

All Deliverables will be provided to Portola in a mutually agreeable format. The parties agree that any terms contained in any proposal which is attached to this Work Order are binding and to the extent the terms of any such proposal conflict with the terms of the Agreement or this Work Order, the terms of the Agreement and the Work Order will prevail, in that order.

2.	Materials. Portola will provide to Service Provider the following Materials for the Services:

Describe specific materials being provided by Portola.

3.	Completion. The Services will be completed within [*].

4.	Service Provider Project Leader/Portola Representative. [*] and [*]

5.	Compensation. The total compensation due Service Provider for Services is [*]. Such compensation will be paid [*]. Portola and Service Provider must agree in advance of either party making any change in compensation.

The terms of Section 4 (Compensation) of the Agreement will apply to the compensation due hereunder.

6.	Term and Termination. The term of this Work Order will commence as of the last date of signature below and will continue until completion of the Services described herein, provided, however, that either party may terminate this Work Order in accordance with Section 9 (Expiration and Termination) of the Agreement.

The terms of the Agreement will take precedence and control over the terms of this Work Order and those of any purchase order issued by Portola in connection with these Services; further, the terms of this Work Order will take precedence and control over those of any purchase order issue by Portola in connection with these Services. All terms and conditions of the Agreement will apply to this Work Order. [*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

WORK ORDER AGREED TO AND ACCEPTED BY:

PORTOLA PHARMACEUTICALS, INC.	[*]

By	By

Print Name	Print Name

Title	Title
duly authorized		duly authorized

Date	Date

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SERVICE PROVIDER:	• [*]
PORTOLA CONTACT:	• [*]
MCSA EFFECTIVE DATE:	• [*]
PORTOLA PROJECT / TASK CODE:	• [*]

APPENDIX B

SAMPLE CLINICAL WORK ORDER NO. [*]

THIS WORK ORDER NO. [*] (together with its Appendices, the “Work Order”) is by and between Portola Pharmaceuticals, Inc. (“Portola”) and [*] (the “Service Provider”), and upon execution will be incorporated into the Master Contract Services Agreement between Portola and Service Provider dated [*] (the “Agreement”). Capitalized terms in this Work Order will have the same meaning as set forth in the Agreement. Portola hereby engages Service Provider to provide Services, as follows:

1. Project Specifications. Service Provider will perform the Services described in Appendix A attached hereto (the “Project Specifications”), in accordance with the schedule attached hereto as Appendix B (the “Project Schedule”) and any other documents attached to this Work Order (collectively the “Services”). The parties agree that any terms contained in any proposal which is attached to this Work Order are binding and to the extent the terms of any such proposal conflict with the terms of the Agreement or this Work Order, the terms of the Agreement and the Work Order will prevail, in that order.

2. Compensation. For performance of these Services, Portola will pay to Service Provider the amounts described in the Budget and Payment Schedule set forth in Appendix C attached hereto. The terms of Section 4 (Compensation) of the Agreement will apply to the compensation due hereunder.

3. Term and Termination. The term of this Work Order will commence as of the last date of signature below and will continue until completion of the Services described in Appendix A, provided, however, that either Party may terminate this Work Order in accordance with Section 9 (Expiration and Termination) of the Agreement.

4. Designated Contact Persons and Key Service Provider Personnel. The Portola representatives and Key Service Provider Personnel who will oversee the Services in accordance with the Agreement are identified in Appendix D attached hereto, Designated Contact Persons and Key Service Provider Personnel.

5. Incorporation; Conflict. All terms and conditions of the Agreement will apply to this Work Order. The terms of the Agreement will take precedence and control over the terms of this Work Order and those of any purchase order issued by Portola in connection with these Services; further, the terms of this Work Order will take precedence and control over those of any purchase order issue by Portola in connection with these Services. [*]

WORK ORDER AGREED TO AND ACCEPTED BY:

PORTOLA PHARMACEUTICALS, INC.	[*]

By	By

Print Name	Print Name

Title	Title
duly authorized		duly authorized

Date	Date

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

List of Appendices

Appendix A:	Project Specifications
Appendix B:	Project Schedule
Appendix C:	Budget and Payment Schedule
Appendix D:	Designated Contact Persons and Key Service Provider Personnel
Appendix E:	Transfer of Designated Responsibilities (if any)

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

APPENDIX C

SAMPLE CHANGE ORDER

CHANGE ORDER NO.     FOR WORK ORDER NO.

This Change Order No.      to Work Order No.      is by and between Portola Pharmaceuticals, Inc. (“Portola”) and [*] (the “Service Provider”), and upon execution will be incorporated into Work Order No.      and the Master Contract Services Agreement between Portola and Service Provider dated [*] (the “Agreement”). All capitalized terms used in this Change Order shall have the meaning set forth in the Agreement. Portola and Service Provider agree that Work Order No.      is hereby revised as follows:

[*]

9.1	This Change Order is subject to the terms and conditions of the Agreement and Work Order No. . In the event of a conflict between the terms of this Change Order and the Agreement, the terms of the Agreement shall govern. The effective date of this Change Order is the date of the last signature below. [*]

CHANGE ORDER AGREED TO AND ACCEPTED BY:

PORTOLA PHARMACEUTICALS, INC.		[*]

By		By

Print Name		Print Name

Title		Title
	duly authorized		duly authorized

Date		Date

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

APPENDIX D

1.	Currency Management.

a)	Direct Fees: All Direct Fees owed to CRO for Services performed under this Agreement or any Schedule shall generally be invoiced to and paid by Portola in $ USD for Services performed in the North America (NA), Latin America (LA) and Asia-Pacific (APAC) regions and invoiced to and paid by Portola in € Euros for Services performed in Europe, the Middle East and Africa (EMEA); the “Regional Contract Currency/Currencies”.

Should Portola wish to be invoiced in $ USD for Services performed in EMEA, CRO shall specify in the proposal and the contract the estimated exchange rate (“Exchange Rate”) used to prepare the budget or payment schedule for such Project Addendum. This Exchange Rate will be the one used for the preparation of each invoice for Services and payment by Portola. The “Spot Rate” for purposes of reconciliation, shall mean the actual spot rate in the Wall Street Journal at the close of the day before the date on which the invoice is raised. At the conclusion of each calendar year, a reconciliation shall be undertaken.

If requested by Portola, CRO shall compare the USD total of the invoices billed to Portola that year at the Exchange Rate with the USD total of those same invoices when converted using the Spot Rate. In the event the comparison demonstrates that the difference in such amounts is [*] or more or is greater than USD $[*] such difference shall be [*] with the difference invoiced or credited, as the case may be, to Portola (an example of which follows below). The reconciliation invoice or credit note will be issued by CRO in $ USD. The process of reconciliation is not cumulative but shall be conducted on a calendar year basis and completed by the end of March in the subsequent year.

Shared Reconciliation Examples:

•	FX Variance is $[*] representing [*] of the total FX component of the annual invoicing:

•	An adjustment (cash) is made between Portola and CRO for $[*] being the excess of the variance over $[*] ($[*] for $[*])

•	FX Variance is $[*] representing [*] of the total FX component of the annual invoicing:

•	An adjustment (cash) is made between Portola and CRO for $[*] being the excess of the variance over [*] ($[*] for $[*])

•	FX Variance is $[*] representing [*] of the total FX component of the annual invoicing:

•	No adjustment is required

b)	Pass Through Costs: Where CRO incurs Pass Through Costs in a currency other than $ USD in NA, LA or APAC and other than € Euros in EMEA, the Regional Contract Currency/Currencies, CRO shall, for Portola invoicing and payment purposes, convert such costs to the applicable Regional Contract Currency based on an average exchange rate between the local currency and the regional Contract Currency for the month in which such costs were incurred.

c)	Investigator Fees: CRO shall pay investigator fees in the currency specified in the investigator agreements. For Portola invoicing and payment purposes, CRO shall convert all investigator fees that are to be paid in a currency other than the Regional Contract Currency to the Regional Contract Currency. The conversion to the Regional Contract Currency shall be based on an average exchange rate between the currency specified in an investigator agreement and the Regional Contract Currency

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

for the month prior to the month the Portola invoice is raised. All amounts invoiced to Portola will be based upon an accrual of costs owed to investigators. At the end of the project a reconciliation will be completed between the estimated exchange rate used for the purposes of billing on the basis of the accrued costs versus the exchange rate when the actual payment is made to the sites, and any variation will be billed or credited to Portola as applicable.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SERVICE PROVIDER:	• PPD Development, LLC
SERVICE PROVIDER CONTACT:	• Julia Day
MCSA EFFECTIVE DATE:	• January 2, 2012

AMENDMENT NO. 1 TO

MASTER CONTRACT SERVICES AGREEMENT

FOR PRECLINICAL AND CLINICAL SERVICES

THIS AMENDMENT NO. 1 (the “Amendment”) to the Master Contract Services Agreement (defined below) is made effective as of March 5, 2012 by and between Portola Pharmaceuticals, Inc., (“Portola”) and PPD Development, LLC, (formerly PPD Development, LP, “Service Provider”) and upon execution will be incorporated into the Master Contract Services Agreement for Preclinical and Clinical Services between Portola and Service Provider dated January 2, 2012 (the “Master Contract Services Agreement”). All capitalized terms not defined in this Amendment shall have the same meaning as in the Master Contract Services Agreement.

WHEREAS, a Master Contract Services Agreement, effective January 2, 2012, was entered into by and between Portola and Service Provider; and

WHEREAS, the parties now wish to amend Section 8.2 of the Master Contract Services Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Indemnification by Portola. Section 8.2 of the Master Contract Services Agreement is hereby deleted in its entirety and replaced with the following:

Portola agrees to indemnify Service Provider and its directors, officers, and employees and Service Provider’s Affiliates authorized by Portola under a Power of Attorney, or similar instrument, to perform Services on behalf of Portola (collectively, the “Service Provider Indemnitees”) from and against any and all Losses they may suffer in connection with any claim or lawsuit brought by a third party arising from (a) personal injury, or death of a Study subject caused by (i) any Study Drug or other materials supplied by Portola or anyone acting on Portola’s behalf that is dispensed in strict accordance with the relevant Protocol and Portola’s written instructions, (ii) any non-standard of care procedure required by the Protocol, (b) any deviations from the applicable Protocol necessary to preserve the health, safety and welfare of the Study subjects that meets all applicable standards of care, (c) any claims for patent infringement related to a Study Drug, compound or other materials supplied by Portola, or anyone acting on Portola’s behalf, to Service Provider in connection with a Study, provided Service Provider Indemnitee has acted in strict compliance with the relevant Protocol and Portola’s instructions, (d) after regulatory approval of a Study Drug that was the subject of the Services, personal injury or death caused by such Study Drug, or (e) a Portola Indemnitees’ use of the Deliverables, negligence, willful misconduct, or material breach of this Agreement. Notwithstanding the foregoing, Portola’s obligation to indemnify the Service Provider Indemnitees will be proportionally reduced to the extent that such Losses fall within Service Provider’s indemnification obligations under Section 8.1 above.

Except as expressly provided in this Amendment, the Master Contract Services Agreement remains unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A facsimile or scanned copy of this Amendment that includes a party’s signature will be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

PORTOLA PHARMACEUTICALS, INC.		PPD DEVELOPMENT, LLC

By:	/s/ Mardi C. Dier	By:	/s/ William J. Sharbaugh

Print Name:	Mardi C. Dier	Print Name:	William J. Sharbaugh

Title:	Chief Financial Officer	Title:	Chief Operating Officer

Date:	3/21/12	Date:	3/9/2012

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.